Coverage for 7.25% 1st Lien Notes and 9.125% 2nd Lien Note Due 2020 (updated March 22, 2016)

($ in Thousands)

	Oct. 31, 2015	Jan. 31, 2016
Cash and cash equivalents	$197,100	$112,600
Mortgaged Inventory	$784,700	$628,400
Pledged equity value of subsidiaries without inventory liens(1)	$114,700	$96,300
Total Collateral for 7.25% 1st Lien and 9.125% 2nd Lien Notes due 2020	**$1,096,500**	**$837,300**
Plus equity value of subsidiaries with non recourse loans(2)	$212,600	$167,800
Total Adjusted Collateral for 7.25% 1st Lien and 9.125% 2nd Lien Notes due 2020	**$1,309,100**	**$1,005,100**
Principal for 7.25% 1st Lien and 9.125% 2nd Lien Notes due 2020	$797,000	$797,000
Adjusted Collateral Ratio	**1.64X**	**1.26X**
Assets in Excess of 7.25% 1st Lien and 9.125% 2nd Lien Notes due 2020	$512,100	$208,100

(1) Represents book value of inventory owned by guarantor subsidiaries for which mortgages are either not yet filed or not required to be filed.
(2) Represents book value of inventory owned by guarantor subsidiaries less outstanding payable amount of non-recourse loans.

Coverage for 2% and 5% 1st Lien Notes Due 2021

(updated March 22, 2016)

($ in Thousands)	Oct. 31, 2015	Jan. 31, 2016
Cash and cash equivalents	$50,900	$37,000
Mortgaged Inventory	$140,100	$167,300
Pledged equity value of subsidiaries without inventory liens(1)	$200	$100
Total Collateral for 2% and 5% First Lien Notes due 2021	**$191,200**	**$204,400**
Plus equity value of subsidiaries with non recourse loans(2)	$31,700	$31,700
Total Adjusted Collateral for 2% and 5% First Lien Notes due 2021	**$222,900**	**$236,100**
Principal for 2% and 5% First Lien Notes due 2021	$195,000	$195,000
Adjusted Collateral Ratio	**1.14X**	**1.21X**
Total Adjusted Collateral for 2% and 5% First Lien Notes due 2021	**$222,900**	**$236,100**
Plus equity interests in joint ventures(3)	$57,300	$64,700
Total Assets Available for 2% and 5% First Lien Notes due 2021	**$280,200**	**$300,800**
Principal for 2% and 5% First Lien Notes due 2021	$195,000	$195,000
Asset Coverage Ratio	**1.44X**	**1.54X**
Assets in Excess of 2% and 5% First Lien Notes due 2021	$85,200	$105,800

(1) Represents book value of inventory owned by guarantor subsidiaries for which mortgages are either not yet filed or not required to be filed.
(2) Represents book value of inventory owned by guarantor subsidiaries less outstanding payable amount of non-recourse loans.
(3) Represents equity in joint ventures owned by guarantor subsidiaries, either directly or indirectly through ownership of joint venture holding companies; this equity is not pledged to secure, and is not collateral for, the Notes.

Assets Available to All Unsecured Notes
(updated March 22, 2016)

($ in Thousands)

	Oct. 31, 2015	Jan. 31, 2016
Total Assets	$2,602,298	$2,552,740
less Income Tax Receivables	($290,279)	($287,388)
less Inventory Not Owned	($122,225)	($338,067)
less Financial Services Assets	($159,981)	($193,458)
Assets Available to All Notes	**$2,029,813**	**$1,733,827**
less non-recourse mortgages	($143,863)	($128,668)
less principal for 2% and 5% First Lien Notes due 2021	($195,000)	($195,000)
less principal for 7.25% 1st Lien and 9.125% 2nd Lien Notes due 2020	($797,000)	($797,000)
Assets available to All Unsecured Notes	**$893,950**	**$613,159**